                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                  SCHEDULE 13G


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                  UNDER THE SECURITIES AND EXCHANGE ACT OF 1934

                               (Amendment No. 1 )*



                            Presidio Capital Corp.
                     ----------------------------------
                              (Name of Issuer)


                               Common Stock
                     ----------------------------------
                       (Title of Class of Securities)


                                G72001109
                     ----------------------------------
                              (CUSIP Number)



Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))


                              Page 1 of 8 Pages


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CUSIP No. G72201109                   13G                     Page 2 of 8 Pages


- -------------------------------------------------------------------------------

 (1) Name of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person

                       The TCW Group, Inc.  04-2254452
- -------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
- -------------------------------------------------------------------------------
 (3) SEC Use Only

- -------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

                             Nevada corporation
- -------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                              398,128
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                                  -0-
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                              398,128
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                                  -0-
- -------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                       398,128
- -------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                           / /
- -------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                        4.0% (see response to Item 4)
- -------------------------------------------------------------------------------
(12) Type of Reporting Person*
                                     HC/CO
- -------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP No. G72201109                   13G                     Page 3 of 8 Pages


- -------------------------------------------------------------------------------

 (1) Name of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person

                                  Robert Day
- -------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
- -------------------------------------------------------------------------------
 (3) SEC Use Only

- -------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

                          United States Citizen
- -------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                              398,128
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                                  -0-
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                              398,128
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                                  -0-
- -------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                       398,128
- -------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                           / /
- -------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                        4.0% (see response to Item 4)
- -------------------------------------------------------------------------------
(12) Type of Reporting Person*
                                     HC/IN
- -------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                                             Page 4 of 8 Pages

ITEM 1(a).  NAME OF ISSUER:

             Presidio Capital Corp.

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ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             c/o Hemisphere Management
             Zephyr House
             Mary Street, Grand Cayman
             Cayman Islands, British West Indies

- -------------------------------------------------------------------------------
ITEM 2(a).  NAME OF PERSON(S) FILING:

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

ITEM 2(c).  CITIZENSHIP

             The TCW Group, Inc.
             865 South Figueroa Street
             Los Angeles, CA 90017
             (Nevada Corporation)

             Robert Day
             200 Park Avenue, Suite 2200
             New York, New York 10166
             (United States Citizen)

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ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

             Common Stock

- -------------------------------------------------------------------------------
ITEM 2(e).  CUSIP NUMBER:

             G72201109

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                                                             Page 5 of 8 Pages
ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act:
                      Not applicable

    (b) / / Bank as defined in Section 3(a)(6) of the Act:
                      Not applicable

    (c) / / Insurance Company as defined in Section 3(a)(19) of the Act:
                      Not applicable

    (d) / / Investment Company registered under section 8 of the Investment Company Act:
                      Not applicable

    (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940:
                      Not applicable

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund (SEE 13d-1(b)(1)(ii)(F)):
                      Not applicable

    (g) /X/ Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (SEE Item 7):

                      The TCW Group, Inc.
                      Robert Day (individual who may be deemed to control The
                          TCW Group, Inc. and other holders of the Common Stock of the issuer)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H):
                      Not applicable


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                                                             Page 6 of 8 Pages
ITEM 4.  OWNERSHIP**

  THE TCW GROUP, INC.

    (a) Amount Beneficially Owned:
        398,128

    (b) Percent of Class:
        4.0%

    (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote :
              398,128

         (ii) Shared power to vote or to direct the vote:
              none

        (iii) Sole power to dispose or to direct the disposition of:
              398,128

         (iv) Shared power to dispose or to direct the disposition of:
              none

  ROBERT DAY

    (a) Amount Beneficially Owned:
        398,128

    (b) Percent of Class:
        4.0%

    (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote:
              398,128

         (ii) Shared power to vote or to direct the vote:
              none

        (iii) Sole power to dispose or to direct the disposition of:
              398,128

         (iv) Shared power to dispose or to direct the disposition of:
              none


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**The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.


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                                                             Page 7 of 8 Pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Various persons other than as described in Item 4 have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of Presidio Capital Corp.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             SEE Exhibit A.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not applicable. SEE Exhibits A and B.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

             Not applicable.

ITEM 10. CERTIFICATION.

       Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


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                                                             Page 8 of 8 Pages

                                    SIGNATURE


             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 9th day of May, 1996.


                                   The TCW Group, Inc.



                                   By: /s/ MOHAN V. PHANSALKAR
                                       -----------------------
                                        Mohan V. Phansalkar
                                        Vice President



                                   Robert Day



                                   By: MOHAN V. PHANSALKAR
                                       -------------------
                                        Under Power of Attorney dated January
                                        30, 1996, on File with Schedule 13G
                                        Amendment Number 1 for Matrix Service
                                        Co. dated January 30, 1996.